June 28, 2006

Popular ABS, Inc.
103 Springer Building
3411 Silverside Road
Wilmington, Delaware 19810

Re: Registration Statement on Form S-3 of Popular ABS, Inc.

Ladies and Gentlemen:

We have acted as counsel to and for Popular ABS, Inc., a Delaware corporation (the “Company”), in connection with the Company’s offer and sale of the Popular ABS, Inc. Mortgage Pass-Through Certificates, Series 2006-C, consisting of the following classes of publicly offered certificates: Class A-1, Class A-2, Class A-3, Class A-4, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 and Class M-6 (collectively, the “Certificates”). A Registration Statement of the Company on Form S-3 (the “Registration Statement”) relating to the Certificates (Commission File No. 333-129704) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and was declared effective on April 10, 2006. As set forth in the Prospectus dated June 12, 2006 (the “Base Prospectus”) and the final Prospectus Supplement dated June 23, 2006 (the “Prospectus Supplement”), the Certificates, together with the Class B-1 Certificates, the Class B-2 Certificates, the Class X Certificates and the Class R Certificates, will be issued by JPMorgan Chase Bank, N.A., as trustee for the benefit of the Certificateholders (the “Trustee”), pursuant to a certain Pooling and Servicing Agreement dated as of June 1, 2006, by and among the Company, the Trustee, and the other parties signatory thereto (the “Pooling and Servicing Agreement”). The term “Pooling and Servicing Agreement” shall only refer to the document itself, exclusive of any exhibits or schedules attached thereto, and shall not include any other documents, contracts or matters referred to or described therein. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Pooling and Servicing Agreement.

In our capacity as counsel for the Company, we have been requested to render the opinions set forth in this letter, and, in connection therewith, we have reviewed the following documents and materials: (a) the Restated Certificate of Incorporation of the Company, as amended, certified as true and correct by the Secretary of State of the State of Delaware on June 5, 2006, (b) the Bylaws of the Company, certified as true and correct as of the date hereof by the Secretary of the Company, (c) the resolutions of the Executive Committee of the Company, certified as true and correct as of the date hereof by the Secretary of the Company, authorizing, among other things, the actions required to be taken in connection with the transactions contemplated by the Pooling and Servicing Agreement, (d) the Registration Statement, (e) the Base Prospectus and the Prospectus Supplement, (f) specimen certificates of the Certificates, (g) executed counterparts of the Pooling and Servicing Agreement, and (h) the Underwriting Agreement dated June 16, 2006, by and among the Company, Equity One, Inc., a Delaware corporation, Greenwich Capital Markets, Inc., and Deutsche Bank Securities Inc. (the “Underwriting Agreement”). In addition, we have made such other and further investigations of fact as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In rendering this opinion, we have assumed and relied upon, without independent investigation, (i) the authenticity, and due authorization, execution and delivery of all documents submitted to us as originals (except that we have not assumed the due authorization, execution or delivery by the Company of the Pooling and Servicing Agreement), (ii) the genuineness of all signatures on all documents submitted to us as originals, (iii) the conformity to the originals of all documents submitted to us as certified, facsimile or photostatic copies, (iv) that the other parties to the Pooling and Servicing Agreement (collectively, the “Other Parties”) are in full compliance with the terms of the Pooling and Servicing Agreement, and (v) that the Pooling and Servicing Agreement has been duly authorized, executed and delivery by, and is valid and binding upon, the Other Parties and enforceable against the Other Parties in accordance with its terms.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion, as of the date hereof, that:

1. The Pooling and Servicing Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2. The Certificates have been duly authorized by all requisite corporate action on the part of the Company and, when duly executed and authenticated by the Trustee in accordance with the terms of the Pooling and Servicing Agreement and issued and delivered against payment therefor pursuant to the Underwriting Agreement, the Certificates will be legally and validly issued, fully paid and nonassessable and the Certificateholders will be entitled to the benefit of the Pooling and Servicing Agreement.

In rendering the foregoing opinions, we render no opinion as to the laws of any jurisdiction other than the laws of the State of New York (excluding New York’s choice of law principles).

This opinion is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in laws or regulations which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

The opinions expressed above are limited and qualified in all respects by the effects of (i) general principles of equity and the exercise of judicial discretion in any such proceedings, whether applied by a court of law or equity, (ii) bankruptcy, insolvency, reorganization, moratorium, arrangement, fraudulent conveyance or fraudulent transfer, receivership, conservatorship, other laws now or hereafter in force affecting the rights and remedies of creditors generally (not just creditors of specific types of debtors) and other laws now or hereafter in force affecting generally only creditors of specific types of debtors such as the Company, (iii) the judicial imposition of an implied covenant of good faith and fair dealing, public policy or the discretion of any court as to the enforcement of remedies and (iv) generally applicable rules of law that afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs. We express no opinion regarding the availability of equitable remedies.

We hereby consent to the filing of this opinion letter and to the references to this firm under the heading “Legal Matters” in the Base Prospectus and the Prospectus Supplement, without admitting that we are “experts” within the meaning of the Securities Act, or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,

STRADLEY, RONON, STEVENS & YOUNG, LLP

By:  /s/ David H. Joseph
David H. Joseph, a Partner